Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-83251, 333-136071, and 333057117 of Valmont Industries, Inc. on Form S-8 of our report dated June 21, 2013, appearing in this Annual Report on Form 11-K of the Valmont Employee Retirement Savings Plan for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Omaha, Nebraska
June 21, 2013